Exhibit 10.11

[Shopbiz.com graphic omitted]



925 West Kenyon Avenue #15 Englewood, CO 80110 Email: steve@mcomm.com Phone (303) 762-6446 1-800-367-1275 Fax (303) 762-6448 www.shopbiz.com

Revenue Sharing Agreement
-------------------------

This is a legal agreement between Shopbiz.com, "Company" and Information Highway, "IH". By signing below, "Company" is agreeing that all the information provided is accurate to be bound by all terms of this Agreement.

WHEREAS "Company" owns and operates Shopbiz.com which gathers, formats, stores and distributes an ecommerce service that brings buyers and sellers together.

The "Company" Agrees to pay "IH" a calculated average sum of 50% of the net profits of sales commissions generated through shopbiz.com. At the present time, Shopbiz.com averages 11% total commissions on sales. "IH" will receive one half of this commission or 5.5% of the total gross sales generated at Shopbiz.com from buyers that originate or click-through from any sites owned, operated, or licensed by "IH".

Tracking: The "Company" will track all applicable commissions through a third party commission vendor by the name of Commission Junction (www.cj.com). This vendor is responsible for paying all commissions to "IH" and will do so on an ongoing basis or until a new vendor is selected. All monies are held in escrow at the commission vendor's location until disbursement to "IH" on a monthly basis. "IH" may log in at any time to track orders, amounts payable and disbursements.

Sellers Responsibilities:
Description and Payments 1. ShopBiz.com has established a "virtual mall concept" to sell and market products and services on the Internet. The form of payment will be credit cards and payments will appear on the Buyer's invoice as a Shopbiz.com charge. The credit card information is received over the Internet via a secure server. At the present time a Buyer will order a product being sold by Shopbiz.com directly from Shopbiz.com or from a Seller and will be billed by Shopbiz.com. For a negotiable fee, Shopbiz.com will process the order and will notify the Seller. The Seller will ship the Products. Shopbiz.com will remit payment to Seller two times per month. 2.The Seller is responsible to Shopbiz.com. All shipping statements made in the seller profile must be honored by the Seller. All Seller products and practices will be monitored by Shopbiz.com through a rating system and made available to the Buyers. All Seller products must be guaranteed to Shopbiz.com for a period of 100 days after the product is shipped. 3. Shopbiz.com will review all sales orders, shipments, and Customer inquiries as soon as they are received. 4.Shopbiz.com can remove any Product or Seller from the site at any time for any reason. 5.Seller will become part of Shopbiz.com after careful review of the Seller Profile and the Company. Approval will take approximately 24 hours. The Seller's Storefront will be created upon signing up over the Shopbiz.com web site and reviewed by Shopbiz.com before going live. 6. Sellers are admitted to the mall free of charge. Shopbiz.com will charge commission on sales that are made. Sellers that administer their own Storefronts on Shopbiz.com and require no setup assistance are charged the minimum 9% commission for sales originating at ShopBiz.com. The commission will be added to the order price and we will charge the Buyer. The Seller is notified of the order and is required to ship based on the time the Seller determines in the initial seller profile on Shopbiz.com. Shopbiz.com will have an account with the Seller that the Seller can charge for the price listed on Shopbiz.com less the determined commission. Shopbiz.com will issue checks two times per month for the amount due to the Seller. 7. There will be no recurring charges. 8. The Seller will be part of Shopbiz.com for two years from the date of product approval. 9. If inventory is not available to the Buyer, then, the Seller will notify Shopbiz. cam by e-mail within 2 business days or telephone if E-mail is unavailable. Options will be discussed with the Buyer. If the Buyer requests a refund then the Seller will notify Shopbiz.com immediately and Shopbiz.com will credit the Buyer's credit card account in full within 24 hours. The product will be shipped by the Seller unless other arrangements are made by the Customers. lO. The Seller must offer a 90-day money back guarantee to Shopbiz.com. The Buyer will pay for shopping the product back to the Seller. Once the product is received by the Seller, then they will notify Shopbiz.com and the Buyer's credit card will be credited for the applicable amount. Shopbiz.com will keep the commission received from the Seller. 11. Shopbiz.com can be reached at the Company's physical location is 925 W. Kenyon Ave, Suite 15, Englewood, CO 80110 1-800-367-1275 or (303) 762-6446. 12. The Seller will have someone answering the phones from 9:00 AM to 5:00 PM local Time, Monday through Friday and answering E-mail.

13. There are no known local, national, or other legal requirements that are specific to this web page. Claims and Complaints. 1. Each Seller is responsible for the products it submits. Shopbiz.com will not accept material that is false or misleading, defamatory, harassing, abusive or threatening (this includes but is not limited to remarks about racial or religious groups), violates the law, including but not limited to violations of copyright or trademark rights, offering products or services that have been illegally obtained, illegal materials of any kind, pornographic, distasteful or any materials that support such actions. 2. Shopbiz.com reserves the right to reformat any data or images provided by the Sellers to accommodate the format of the Shopbiz.com web site.
3. Shopbiz.com agrees to publish images and information provided by Sellers on the Shopbiz.com web site during at least the term specified in this contract. Sellers agree to the charges described above. 4.Sellers represent and warrant that they have the right to publish the images and information supplied to Shopbiz.com, and that such images and information do not infringe on any third party's rights and are not otherwise unlawful. Sellers shall defend, indemnify and hold harmless Shopbiz.com and its officers and directors from and against any and all losses, damages, liabilities and claims, and all fees, costs and expenses of any kind related thereto (including, without limitation, reasonable attorneys' fees) arising out of, based upon or resulting from any claim of any third party alleging infringement of any copyright, trademark, patent, trade secret, right of privacy, right of publicity, unfair competition, false advertising, libel, or any other statutory or common law proprietary or civil right. 5. In the event of a complaint Shopbiz.com will talk with Customers immediately when available or get back to them within 1 business day. Process used by management to monitor the continuing effectiveness of its controls over transaction integrity. 1. Shopbiz.com plans to use "Cookies" that will reside on the Customers computers and verified by Shopbiz.com's network for identification purposes only. 2. Sellers can review daily sales reports and determine whether the e-commerce transactions are being processed and shipped according to the Sellers Profile. If there is a noncompliance found in the system, Shopbiz.com will investigate it immediately and change any future transactions so this particular occurrence will not happen again. Shopbiz.com will be using a secure server that will record Buyer information, such as name, address, Products ordered, credit card information, total cost, etc. Shopbiz.com will receive these orders on behalf of the Sellers. 3. Each Sellers information will have a number and will be filed by number and alphabetically both physically and on Shopbiz.com's secure network. Access to this information will be by authorized personnel only. This information will be kept for a 1 year period and then archived at Shopbiz.com's convenience. 4. Buyer's credit card information will only be known by Shopbiz.com. All of the shipping information will be E-mailed to the Seller. Shopbiz.com will keep this information on a secure server and in a physically protected area.


IN WHITNESS WHEREEOF, The parties hereunder have experienced this Agreement on the lst day of May, 1999,



Information Highway, Inc.                  MediaComm Broadcasting Systems, Inc.



/s/  John G. Robertson                    /s/  Don E. Montague
--------------------------------         ---------------------------------------
Authorized Signature                     Authorized Signature


John G. Robertson                        Don E. Montague

President                                President